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                                                                    Exhibit 99.1

[COMTEX NEWS NETWORK LOGO]

                                                        RELEASE: IMMEDIATE
                                                        FOR: COMTEX NEWS NETWORK
                                                             (Symbol: CMTX)


CONTACT:          Amber Gordon
                  agordon@comtex.com
                  703-797-8011


                COMTEX REPORTS FIRST QUARTER FISCAL 2007 EARNINGS


ALEXANDRIA, VA, November 14, 2006 - COMTEX NEWS NETWORK, INC. (OTC BB: CMTX), a leading provider of economically useful electronic real-time news, content and market trend products, today announced financial results for the first quarter of its 2007 fiscal year, ended September 30, 2006.

        For the quarter ended September 30, 2006, Comtex reported revenues of $1.7 million compared to $2 million for the first quarter of fiscal year 2006. The decline in revenues is primarily the result of continued business consolidations among clients. For the first quarter, Comtex had operating income of $65,000 and net income of $61,000, or $0.00 per share, versus operating income of $104,000 and net income of $63,000, or $0.01 per share, in the previous year. The consistency in net income year over year, despite the decreased revenue base, is primarily due to decreases in stock based compensation and interest expense.

        For the first quarter of fiscal 2007, EBITDA (as defined and explained in the accompanying note to the table below), excluding the effects of stock-based compensation, was approximately $111,000 compared to $327,000 for the first quarter of the previous year. The decrease is primarily the result of increased operating expenses in the current fiscal year, largely related to professional fees, partially offset by the receipt of local tax refunds in the prior fiscal year.

        "The strength of Comtex's brand and popularity of our products is shown by our strong performance, relative to an industry in which consolidation and pressure on profit margins have become standard," commented Chip Brian, Comtex's President and CEO. "We look forward to continuing to introduce innovative, new COMTEX SMARTREND(R) ALERT and CSTA(R)Direct products this year - and to strengthening all our financial information products," concluded Mr. Brian.

ABOUT COMTEX
Comtex (WWW.COMTEX.COM) provides real-time news, COMTEX SMARTREND(R) ALERTS and economically useful information. Comtex customers receive select content from key sources which is further enhanced with stock tickers and an extended lexicon of relevant terms. With a specialization in the financial news and content marketplace, Comtex receives, enhances, combines and filters news and content received from national and international news bureaus, agencies and publications, and distributes more than one million total stories per day. Comtex's state-of-the-art technology delivers this RELEVANT content and RELIABLE service in REAL-TIME. Comtex also provides a SMARTREND ALERT product to consumers, CSTA(R)Direct (WWW.CSTADIRECT.COM), and has offices in New York City and Alexandria, Virginia.

                                                                        More ...

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Comtex Announces 1st Quarter Fiscal 2007 Financial Results                Page 2
November 14, 2006


SMARTREND(R) AND CSTA(R) ARE REGISTERED TRADEMARKS OF COMTEX NEWS NETWORK, INC.


PLEASE NOTE: Except for the historical information contained herein, this press release contains forward-looking statements within the meaning of Section 21E of the Securities and Exchange Act of 1934, as amended, that involve a number of risks and uncertainties. These forward-looking statements may be identified by reference to a future period by use of forward-looking terminology such as "anticipate," "expect," "could," "intend," "may" and other words of a similar nature. These statements involve risks and uncertainties that could cause actual results to differ materially from those contemplated herein, including the occurrence of unanticipated events or circumstances relating to the fact that Comtex is in a highly competitive industry subject to rapid technological, product and price changes. Other factors include the possibility that demand for the Company's products may not occur or continue at sufficient levels, changing global economic and competitive conditions, technological risks and other risks and uncertainties, including those detailed in the Company's filings with the Securities and Exchange Commission. Comtex undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.


                             FINANCIAL TABLE FOLLOWS


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Comtex Announces 1st Quarter Fiscal 2007 Financial Results                Page 3
November 14, 2006


                            COMTEX NEWS NETWORK, INC.
                         SELECTED FINANCIAL INFORMATION
                                   (unaudited)
                 (amounts in thousand, except per share amounts)


                                                   THREE MONTHS ENDED
                                                       SEPTEMBER 30
                                               -------------------------
                                                  2006            2005
                                                  ----            ----

Revenues                                       $  1,751         $  1,996
Operating Income                                     65              104
Net Income                                     $     61         $     63
                                               -------------------------

Net Income Per Share
     Basic                                     $   0.00         $   0.01
                                               -------------------------
     Diluted                                   $   0.00         $   0.01
                                               -------------------------

Weighted Avg. # Shares:
     Basic                                       13,700           13,600
                                               -------------------------
     Diluted                                     14,862           14,784
                                               -------------------------


Reconciliation to EBITDA:
 Net Income                                    $     61         $     63
 Stock Based Compensation                            12              117
 Depreciation and Amortization                       35              106
 Interest/Other (Income) Expense                     (2)              25
 Income Taxes                                         5               16
                                               -------------------------

EBITDA                                         $    111         $    327
                                               -------------------------


PLEASE NOTE: EBITDA consists of earnings before interest and other expense, interest and other income, income taxes, stock-based compensation, depreciation and amortization and impairment charges. EBITDA is not a term defined by generally accepted accounting principles, and as a result, our measure of EBITDA might not be comparable to similarly titled measures used by other companies. However, we believe that EBITDA is relevant and useful information, which is often reported and widely used by analysts, investors and other interested parties in our industry. Accordingly, we are disclosing this information to permit a more comprehensive analysis of our operating performance.


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